PURCHASE AND SALE AGREEMENT
between
Wells Fund XIII - REIT Joint Venture Partnership, as Seller

and
Hendricks Commercial Properties, LLC, as Purchaser
8560 Upland Drive, Englewood, Colorado

As of June 26, 2017

Table of Contents

ARTICLE 1.	PURCHASE AND SALE 5

1.1.	Agreement to Sell and Purchase the Property

1.2.	Permitted Exceptions

1.3.	Earnest Money

1.4.	Purchase Price

1.5.	Closing
1.6.    Independent Contract Consideration

ARTICLE 2.	PURCHASER’S INSPECTION AND REVIEW RIGHTS

2.1.	Due Diligence Inspections

2.2.	Deliveries by Seller to Purchaser; Purchaser’s Access to Property Records of Seller

2.3.	Condition of the Property

2.4.	Title and Survey

2.5.	Service Contracts

2.6.	Termination of Agreement

2.7.	Confidentiality

ARTICLE 3.	CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

3.1.	Seller’s Closing Deliveries

3.2.	Purchaser’s Closing Deliveries

3.3.	Closing Costs

3.4.	Prorations and Credits

ARTICLE 4.	REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS

4.1.	Representations and Warranties of Seller

4.2.	Knowledge Defined

4.3.	Representations and Warranties of Purchaser

ARTICLE 5.	COVENANTS

ARTICLE 6.	CONDITIONS TO CLOSING

6.1.	Conditions Precedent to Purchaser’s Obligations

6.2.	Conditions Precedent to Seller’s Obligations

ARTICLE 7.	RISK OF LOSS

7.1.	Property Damage

7.2.	Condemnation

ARTICLE 8.	DEFAULT AND REMEDIES

8.1.	Purchaser’s Default

8.2.	Seller’s Default

ARTICLE 9.	INDEMNIFICATION

9.1.	Indemnification by Seller

9.2.	Indemnification by Purchaser

9.3.	Limitations on Indemnification

9.4.	Survival

9.5.	Indemnification as Sole Remedy

ARTICLE 10.	MISCELLANEOUS

10.1.	Assignment

10.2.	Brokerage Commissions

10.3.	Notices

10.4.	Possession

10.5.	Time Periods

10.6.	Publicity

10.7.	Discharge of Obligations

10.8.	Severability

10.9.	Construction

10.10.	Sale Notification Letters to Tenants and Service Providers

10.11.	General Provisions

10.12.	Attorneys’ Fees

10.13.	Counterparts

10.14.	Effective Agreement

10.15.	Waiver of Jury Trial

10.16.	Covenant Not To Record

10.17.	Time Is Of The Essence

10.18.	Section 1031 Exchange

10.19.	Certain Definitions

schedule of exhibits

Exhibit “A”	Legal Description of Property
Exhibit “B”	List of Personal Property
Exhibit “C”	List of Commission Agreements
Exhibit “D”	Existing Environmental Report
Exhibit “E”	List of Lease Documents
Exhibit “F”	Exception Schedule
Exhibit “G” Exhibit “H” Exhibit “I” Exhibit “J”	List of Service Contracts and Property Management Agreement Existing Survey Escrow Provisions List of Tenant Inducement Costs, Leasing Commissions and Free Rent Periods for which Seller is Responsible
Exhibit “K”	Rent Roll

schedule of closing documents

Schedule 1	Form of Assignment and Assumption of Leases
Schedule 2	Form of Assignment and Assumption of Service Contracts

Schedule 3	Form of General Assignment and Bill of Sale of Seller’s Interest in Intangible Property and Personal Property
Schedule 4	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)
Schedule 5	Form of Seller’s FIRPTA Affidavit
Schedule 6 Schedule 7 Schedule 8 Schedule 9 Schedule 10
Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)

Form of Tenant Estoppel

Tenant Notice Letter

Service Contractor Notice Letter

Form of Termination of Property Management Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into as of the 26h day of June, 2017 (the “Effective Date”), by and between Wells Fund XIII - REIT Joint Venture Partnership, a Georgia joint venture partnership (“Seller”), and Hendricks Commercial Properties, LLC, a Wisconsin limited liability company (“Purchaser”).
W I T N E S S E T H:
WHEREAS, Seller desires to sell that certain improved real property commonly known as 8560 Upland Drive, Englewood, Colorado, together with certain related personal and intangible property of Seller, and Purchaser desires to purchase such real, personal and intangible property; and
WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:
ARTICLE 1.
PURCHASE AND SALE
1.1    Agreement to Sell and Purchase the Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and assign, and Purchaser agrees to purchase and assume, the following property (collectively, the “Property”):
(a)that certain tract or parcel of real property located in Douglas County, Colorado, which is more particularly described on Exhibit “A” attached hereto, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting said real property (the “Land”);
(b)all buildings, structures and improvements now situated on the Land, including without limitation, all parking areas and facilities, improvements and fixtures located on the Land and owned by Seller (the “Improvements”);
(c)all right, title and interest of Seller as “landlord” or “lessor” in and to the leases and license agreements, if any, described on Exhibit “E” attached hereto (the “Leases”);
(d)all carpeting, draperies, appliances, personal property (excluding any computer software which is either licensed to Seller or which Seller deems proprietary), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Land and Improvements and situated thereon, including but not limited to the items, if any, listed at Exhibit “B” hereto, and which shall be conveyed by Seller to Purchaser subject to replacements and additions (of like character and value) and depletions, in the ordinary course of Seller’s business (the “Personal Property”); provided, however, that the Personal Property does not include any property owned by tenants, contractors or licensees;
(e)all (i) right, title and interest in that certain Access Easement recorded April 17, 2015 at Reception No. 2015024945, County of Douglas, State of Colorado, (ii) oil, gas, hydrocarbons and other minerals appurtenant to the Land, (iii) transferrable development rights or other entitlements, (iv) water rights, water taps and sewer taps belonging to and serving the Property, and other rights or entitlements to have the Property served by utilities (the foregoing items (i) through (iv) being collectively referred to as the "Other Interests”) (Notwithstanding anything to the contrary herein, Seller shall transfer the Other Interests to Purchaser at Closing by quit-claim deed and/or assignment without representations or warranties of any kind); and
(f)all intangible property, if any, owned by Seller and exclusively related to the Land, the Improvements and the Personal Property, including without limitation, the rights and interests, if any, of Seller in and to the following (to the extent assignable or transferable): (i) all plans and specifications and other architectural and engineering drawings for the Land and Improvements; (ii) all warranties or guaranties given or made in respect of the Improvements or Personal Property; (iii) all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements; and (iv) all of the right, title and interest of Seller in and to all Service Contracts that Purchaser agrees to assume (or is deemed to have agreed to assume) pursuant to Section 2.5 of this Agreement (the “Intangible Property”).

1.2    Permitted Exceptions. The Property shall be conveyed subject to (a) liens for Taxes, in each case not yet due and payable with respect to the Land and Improvements, (b) the Leases affecting the Land and Improvements, (c)  such state of facts that would be disclosed by an update of the Existing Survey (defined below), and (d) such other easements, restrictions and encumbrances with respect to the Land and Improvements that do not constitute Monetary Objections (as hereinafter defined), including, without limitation, that are approved or waived (or deemed approved or waived) by Purchaser in accordance with the provisions of Section 2.4 hereof (collectively, the “Permitted Exceptions”). Purchaser acknowledges that it has received from Seller the Seller’s Policy of Title Insurance (the “Existing Title Policy”) issued by Lawyer’s Title Insurance Corporation, and dated December 27, 2001 (“Title Company”), and Seller’s existing survey identified on Exhibit “H” attached hereto (the “Existing Survey”) for its review and consideration.
1.3    Earnest Money.
(a) Within three (3) Business Days after the Effective Date, Purchaser shall deliver $250,000 (the “Initial Earnest Money”) to Chicago Title Insurance Company, Atlanta, Georgia (the “Escrow Agent”) by federal wire transfer, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with this Agreement and the escrow provisions set forth at Exhibit “I” hereto (the “Escrow Agreement”).

(b) If Purchaser has not timely terminated this Agreement pursuant to Section 2.6, then Purchaser shall deliver $250,000 (the “Additional Earnest Money”) to Escrow Agent by federal wire transfer, payable to Escrow Agent, on or before 5:00 p.m., Eastern Daylight Saving Time on the last day of the Inspection Period, which Additional Earnest Money shall be held and released by Escrow Agent in accordance with the terms of this Agreement and the escrow provisions set forth at Exhibit “I” (the Initial Earnest Money, together with any Additional Earnest Money actually paid by Purchaser to Escrow Agent hereunder, and further together with all interest which accrues thereon as provided herein and in the Escrow Agreement, the “Earnest Money”). Notwithstanding the foregoing, the parties acknowledge that the Additional Earnest Money shall not be deemed late unless the Additional Earnest Money is not deposited with the Title Company by 5:00 Eastern Daylight Saving Time one (1) Business Day after expiration of the Inspection Period. Seller and Purchaser mutually acknowledge and agree that time is of the essence in respect of Purchaser’s timely deposit of the Initial Earnest Money and the Additional Earnest Money with Escrow Agent. If Purchaser fails timely to deposit the Initial Earnest Money then Seller may terminate this Agreement by delivering written notice of such termination to Purchaser, in which event this Agreement shall be terminated and neither party hereto shall have any further rights or obligations hereunder, except those provisions of this Agreement which by their express terms survive the termination of this Agreement. If Purchaser does not timely terminate this Agreement in accordance with Section 2.6, then the Initial Earnest Money and, when deposited with Escrow Agent the Additional Earnest Money, shall be nonrefundable to Purchaser except only upon a Seller default, a failure of a Purchaser condition to close, or as otherwise expressly provided in this Agreement, including the terms of Article 7. If Purchaser does not timely terminate this Agreement in accordance with Section 2.6, but fails to timely deliver the Additional Earnest Money to Escrow Agent in accordance with this Section 1.3(b) (within one (1) Business Day after expiration of the Inspection Period), such failure shall be a default by Purchaser under this Agreement, in which event Seller shall have the right, in accordance with Section 8.1, to terminate this Agreement and receive and retain the Initial Earnest Money as full liquidated damages for such default.

(c) The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. Interest and other income from time to time earned on the Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money; and the Earnest Money hereunder shall be comprised of the Initial Earnest Money and the Additional Earnest Money (to the extent actually deposited by Purchaser with Escrow Agent as provided herein) and all such interest and other income.

1.4    Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be the sum of Seventeen Million, Six Hundred Thousand Dollars ($17,600,000U.S.). The Purchase Price shall be paid to Seller at the Closing as follows:
(a)    The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and
(b)     At Closing, the balance of the Purchase Price, after applying, as partial payment of the Purchase Price, the Earnest Money, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Escrow Agent, for further delivery to an account or accounts designated by Seller.

1.5    Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be held on or before 2:00 p.m. Eastern Daylight Saving Time July 27, 2017, time being of the essence with respect to Purchaser’s obligation to close on such date; provided, however, that Seller shall be entitled to one or more adjournments of the Closing (not to exceed Fifteen (15) Business Days in the aggregate), by providing Purchaser written notice of its election to adjourn Closing, and for how long, at least Three (3) Business Days prior to Closing. The Closing shall take place by mail through the Escrow Agent. The date of the Closing is sometimes referred to as the “Closing Date.” If any Tenant Estoppel Certificates would have been timely as of the initial Closing Date, then such certificates shall be deemed timely at any subsequent Closing Date following an adjournment of the Closing Date permitted hereunder. It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment of the Purchase Price.
1.6    Independent Contract Consideration. Notwithstanding anything herein to the contrary, a portion of the Earnest Money in the amount of $100.00 will be non-refundable and will be distributed to Seller upon any termination of this Agreement as full payment and independent consideration for Seller’s execution and delivery of this Agreement and Purchaser’s termination rights hereunder. Accordingly, and notwithstanding anything else herein to the contrary, if this Agreement is terminated pursuant to a right of termination in this Agreement and such provision calls for the Earnest Money to be returned to Purchaser, such provision shall be deemed to read "the Earnest Money, less the $100.00 non-refundable portion thereof," which non-refundable portion shall be released to Seller, and the balance of the Earnest Money shall be returned to Purchaser.
ARTICLE 2.
PURCHASER'S INSPECTION AND REVIEW RIGHTS
2.1    Due Diligence Inspections.
(a)    From and after the Effective Date until the Closing Date or earlier termination of the inspection rights of Purchaser under this Agreement, Seller shall permit Purchaser and its authorized representatives to inspect the Property, to perform due diligence and environmental investigations, to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may reasonably request. Without limiting the foregoing, such inspections may include the physical condition of the Property, review of the suitability of the Property, environmental testing and assessment, land use and zoning review, utility availability and cost analysis, lease review and credit analysis, and such other matters as Purchaser may deem necessary. All such inspections shall be nondestructive in nature, and specifically shall not include, without Seller’s prior written consent in its sole and absolute discretion, any physically intrusive or invasive testing. All such inspections shall be performed in such a manner to minimize any interference with the business of the tenants under the Leases, and, in each case, in compliance with the rights and obligations of Seller as landlord under the Leases and in compliance with applicable laws. Purchaser shall notify Seller not less than two (2) Business Days in advance of making any such inspection. To the extent Purchaser wishes to conduct tenant interviews or otherwise contact any tenant, or if Purchaser and Purchaser's agents, employees, consultants or other representatives wish to speak with Seller's Improvement service providers/vendors under the Service Contracts (defined below), Purchaser shall coordinate and schedule the same through Seller on not less than two (2) Business Days’ advance written notice to Seller, and Seller shall be permitted to have a representative of Seller accompany Purchaser on such interviews or meetings, if Seller elects to do the same; it being expressly agreed that Purchaser shall have the right to conduct interviews with the tenants under the Leases or meetings with service contractors subject to the foregoing. Except as otherwise expressly provided in this Agreement, all inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection and at the time of any such interview with any tenant.
(b)    Except for any Environmental Site Assessments (“ESA”) conducted by Purchaser with regard to the Property, which ESA, if requested by Seller, Purchaser agrees to provide to Seller if the Closing is not consummated due to the default of Purchaser, Purchaser shall not be obligated to deliver to Seller copies of some or all of the reports, surveys and other information furnished to Purchaser by third parties in connection with Purchaser’s inspection of the Property unless Seller requests a copy of such reports in writing, and Seller reimburses Purchaser for the cost of said report.
(c)    To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance.
(d) Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors related to or arising from its due diligence inspection of the Property and related testing, to the extent of any expense, loss or damage actually caused or exacerbated by Purchaser. Said indemnification shall not extend to pre-existing conditions merely discovered by Purchaser unless Purchaser or its contractors exacerbates such condition or such discovery was made by Purchaser through Purchaser’s or its contractors’ physically intrusive testing in violation of this Agreement. Said indemnification agreement shall survive the Closing, or earlier termination of this Agreement.
(e) Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $2,000,000 per occurrence, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Said commercial general liability insurance shall name Seller, Piedmont Office Realty Trust, Inc., Piedmont Office Holdings, Inc., Piedmont Operating Partnership, LP and Piedmont Office Management, LLC as Additional Insureds, shall be primary and non-contributory to any insurance held by Additional Insureds, and shall contain a waiver of subrogation provision in favor of Additional Insureds. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 2.1, and such certificate of insurance shall include the above Additional Insureds as Certificate Holders and state that Additional Insureds will be covered where required by written contract. This Section 2.1 shall survive the termination of this Agreement.
(f)     On or before expiration of the Inspection Period (defined below), Purchaser may order searches (the "UCC Searches") conducted by a search service as Seller may select, of the records of (i) the Clerk and Recorder for the County of Douglas, State of Colorado, and (ii) the Secretary of State of Colorado, for uniform commercial code financing statements filed against the Seller or the Property. Purchaser shall not object to financing statements that only encumber the rights of tenants under the Leases or with respect to personal property of tenants under the Leases. Purchaser, at its expense, shall have the right to perform follow up UCC Searches prior to Closing.
2.2    Deliveries by Seller to Purchaser; Purchaser’s Access to Property Records of Seller.
(a)    Seller and Purchaser acknowledge that it has been provided all of the following (the “Due Diligence Deliveries”) on or prior to the Effective Date (and Purchaser further acknowledges that no additional items are required to be delivered by Seller to Purchaser except as may be expressly set forth in other provisions of this Agreement):

(i)	Copies of the most recent property tax bills and Douglas County assessment valuations with respect to the Property.

(ii)
A current rent roll for the Property, together with copies of the Leases, and any guarantees relating thereto, existing as of the Effective Date, and identified on Exhibit “E” attached hereto and made a part hereof.

(iii)
Except for national service contracts Seller has in place covering several of its properties including the Property, which national service contracts will not be assigned to Purchaser, copies of all contracts and agreements entered into by Seller relating to the repair, maintenance or operation of the Land, including utility contracts, if any, Improvements or Personal Property, including, without limitation, all equipment leases currently in place, and set forth on Exhibit “G” (the “Service Contracts”).

(iv)	A copy of the Existing Title Policy, and all other title reports, commitments and polices relating to the Property, or any portion thereof, in Seller’s possession or control.

(v)
A copy of the Existing Survey identified on Exhibit “H” attached hereto and made a part hereof, together with all other surveys relating to the Property, or any portion thereof, in Seller’s possession or control.

(vi)
A copy of the existing environmental report identified on Exhibit “D” attached hereto and made a part hereof (the “Existing Environmental Report”), together with all other environmental reports relating to the Property, or any portion thereof, in Seller’s possession or control, including but not limited to any phase I or phase II environmental assessments.

(vii)	Copies of the income statements for the Property for the years ending December 31, 2014, December 31, 2015, and December 31, 2016.

(viii)
If the Property is located within a common interest community or governed by an owners association and if in Seller’s possession or control or may be reasonably requested by Seller, copies of the following: any association minutes for the prior 24 months; association balance sheet, income statement and expenditures for the prior two years; association budget for 2017 and 2016; current reserve study; declarations of covenants/ restrictions; association tax identification number(s); and listings of the association’s current officers and directors, each as applicable.

(b)    From the Effective Date until the Closing Date under this Agreement, or earlier termination of this Agreement, Seller shall deliver to Purchaser upon Purchaser’s request, together with the Due Diligence Deliveries, copies of any financial statements or other financial information of the tenants (and the lease guarantors, if any) required to be provided to landlord under the Leases and currently in Seller’s possession, written information relative to the tenant’s payment history, and tenant correspondence, to the extent Seller has the same in its possession; notices or correspondence with any governmental authorities relating to the Property, its use, or condition, including, but not limited to zoning matters/changes, site approvals, variances, conditional or final approvals, and platting revisions, and all associated plans and documents; and available surveys, construction plans and specifications for the Improvements, warranties relating to the Property, the Improvements or its fixtures, whether by Seller or its tenants; copies of any certificates of occupancy, permits, licenses or other similar documents, available records of any operating costs and expenses and similar materials relating to the construction, operation, maintenance, repair, management and leasing of the Property, in each case to the extent any or all of the same are in the possession or control of Seller, subject, however, to the limitations of any confidentiality or nondisclosure agreement to which Seller may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, third party property condition reports (other than the Existing Environmental Report) obtained by Seller in connection with the Property, strategic plans for the Property, internal analyses, information regarding the marketing for sale of the Property, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller reasonably deems confidential or proprietary. Purchaser acknowledges and agrees that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any of such records, evaluations, data, investigations, reports or other materials. If the Closing contemplated hereunder fails to take place for any reason, or if Purchaser or Seller elects to terminate the inspection rights of Purchaser under this Agreement, Purchaser shall promptly return (or certify as having destroyed) all copies of materials furnished by Seller or Seller’s representatives relating to the Property; provided, however, that Purchaser shall not be required to return or destroy any materials provided to Purchaser by electronic transmission or any materials in the back-up systems of Purchaser. In addition, Purchaser shall not be required to return or destroy any materials to the extent that Purchaser, pursuant to its record retention policy for legal or regulatory purposes, customarily retains the same and continues to treat such materials as confidential pursuant to Section 2.7. It is understood and agreed that Seller shall not have any obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in the possession or control of Seller or its agents.
2.3    Condition of the Property.
(a)    Except for the warranties, representations and covenants expressly provided herein, Purchaser and Seller mutually acknowledge and agree that the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility fully to inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property. Effective as of the Closing and except as expressly set forth in this Agreement, Purchaser hereby waives and releases Seller and its officers, directors, shareholders, partners, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property. For purposes of this Agreement, documents and materials shall be deemed to have been “made available” to Purchaser’s Representatives if the same are located at a designated location or are available electronically or on-line.
(b)    To the fullest extent permitted by law, except as otherwise expressly provided in this Agreement, Purchaser does hereby unconditionally waive and release Seller and its officers, directors, shareholders, partners, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof (collectively, “Environmental Liabilities”); provided, however, that the foregoing release as it applies to Seller, its officers, directors, shareholders, partners, agents, affiliates and employees, shall not release Seller from any Environmental Liabilities of Seller relating to any Hazardous Substances which may be placed, located or released on the Property by Seller after the date of Closing. The terms and provisions of this Section 2.3 shall survive the Closing.
2.4    Title and Survey. Seller shall order, at Seller’s expense, from Chicago Title Insurance Company (the “Title Company”) a preliminary title commitment with respect to the Property issued in favor of Purchaser by the Title Company, committing to provide an extended coverage owners title policy (the “Title Commitment”). Purchaser may order an update of the Existing Survey or new survey made by a surveyor satisfactory to Purchaser and, at Purchaser’s sole election, prepared in accordance with the Minimum Standard Detail Requirements for Land Title Surveys established and adopted by ALTA/ACSM, which includes the location of all improvements, setback lines, highways, streets, roads, railroads, rivers, creeks or other waterways, fences, easements and rights-of-way, with all easements and rights-of-way referenced to their recording information, the square footage of all buildings, encroachments, uses and encumbrances listed on the Title Commitment; recite the exact area of the Property; state whether any portion of the Property lies within a 100-year flood plain or flood way; and show the locations and boundaries of all easements and rights of way, if any, on or affecting the Property (the Existing Survey, together with any update thereof, the “Survey”). If Purchaser orders an update of the Existing Survey or any other Survey, Seller shall pay up to $5,000 towards to cost thereof. Purchaser shall promptly deliver to Seller copies of the Title Commitment and, if applicable, Survey. Purchaser shall have until the date that is three (3) Business Days prior to the expiration of the Inspection Period (the “Objection Date”), to give written notice (the “Title Notice”) to Seller of such objections as Purchaser may have to any exceptions to title disclosed in the Title Commitment or in any Survey or otherwise in Purchaser’s examination of title. Subject to the next paragraph in this Section 2.4, any title or Survey matters which Purchaser fails to raise in the Title Notice on or before the Objection

Date shall be deemed Permitted Exceptions. The parties acknowledge and agree that if Purchaser has not received its currently ordered updated Survey on or before June 23, 2017, Purchaser may no later than June 23, 2017 provide written notice to Seller that it has not had sufficient time to review the updated survey, or has not yet received said Survey, in which event Purchaser shall have until July 7, 2017 (“Contingent Survey Objection Deadline”) to provide Seller written notice of Purchaser’s objections related to such updated Survey. The parties acknowledge and agree that the only survey objections Purchaser may make after the expiration of the Inspection Period are objections specifically related to matters disclosed on the updated Survey that are not disclosed on (i) the 2001 Existing Survey referenced at Exhibit “H” hereto, (ii) the 2014 surveys prepared by Manhard Consulting, LTD referenced on Exhibit “H” hereto (the “Manhard Surveys”), or (ii) the Title Commitment and documents referenced therein.
Seller shall have the right, but not the obligation (except as to Monetary Objections, defined below), to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects (or afford the Title Company necessary information or certifications to permit it to insure over such exceptions). Within two (2) Business Days after receipt of Purchaser’s Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of Seller’s election with respect to such objections. If Seller fails to give written notice of election within such two (2) Business Day period, Seller shall be deemed to have elected not to attempt to cure the objections (other than Monetary Objections). If Seller elects to attempt to cure any objections, Seller shall be entitled to one or more reasonable adjournments of the Closing (not to exceed thirty (30) days in the aggregate) to attempt such cure, but, except for Monetary Objections, Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure; and provided, however, that if any Tenant Estoppel Certificates would have been timely as of the initial Closing Date, then such certificates shall be deemed timely at any such adjourned Closing Date. Except as to Monetary Objections, if Seller elects, or is deemed to have elected, not to cure any exceptions to title to which Purchaser has objected on or before the Objection Date, or, if after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event shall be either (i) to accept title to the Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price (in which case such objections shall be deemed to be Permitted Exceptions), or (ii) to terminate this Agreement within three (3) Business Days after receipt of written notice from Seller either of Seller’s election (or deemed election) not to attempt to cure any objection or of Seller’s determination, having previously elected to attempt to cure, that Seller is unable or unwilling to do so, whereupon Escrow Agent shall return the Earnest Money to Purchaser.
Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall be obligated to cure or satisfy all Monetary Objections at or prior to Closing, and Seller may use the proceeds of the Purchase Price at Closing for such purpose. Monetary Objections shall be deemed “cured” and “satisfied” upon (i) the deposit by Seller (which may be from proceeds of the Purchase Price) with the Title Company at Closing of funds sufficient to pay the underlying obligation relating to such Monetary Objection, and (ii) the Title Company has committed to insure title to the Property without exception for said Monetary Obligations.
As used herein, “Monetary Objections” shall mean (a) mortgages, mechanic’s and materialmen’s liens created by, through or under Seller, and all other liens created by, through or under Seller securing the repayment of money, (b) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (c) any judgment, violation or lien of record against Seller, or, to the extent caused by Seller, the Property, in the county, town or other applicable jurisdiction in which the Property is located.
Whether or not Purchaser shall have furnished to Seller a Title Notice pursuant to the foregoing paragraphs, Purchaser may, at or prior to Closing, promptly upon Purchaser obtaining knowledge thereof,

notify Seller in writing of any objections to title first raised by the Title Company or the surveyor between the Objection Date and the date on which the transaction contemplated hereby is scheduled to close. With respect to any objections to title set forth in such notice, or set forth on any written notice of permitted objections to matters set forth on the New Survey after the expiration of the Inspection Period and before the Contingent Survey Objection Deadline, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the Objection Date. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically adjourned, if necessary, by a reasonable additional time (not to exceed thirty (30) days in the aggregate), to effect such a cure; provided, however, that if any Tenant Estoppel Certificates would have been timely as of the initial Closing Date, then such certificates shall be deemed timely at any such adjourned Closing Date.

2.5    Service Contracts. Prior to the expiration of the Inspection Period, Purchaser will designate in a written notice to Seller which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing; provided, the parties acknowledge and agree that Purchaser shall not assume or be assigned any of Seller’s national service contracts applicable to the Property. From and after Purchaser’s designation of the Service Contracts to be assigned and assumed, only such designated Service Contract shall be thereafter known as the “Service Contracts”. To the extent not assignable, and except for any of Seller’s national service contracts applicable to the Property, Seller will use commercially reasonable efforts to obtain authorization from said service provider to assign the applicable Service Contract, provided failure to obtain such authorization shall not be a default under this Agreement or a failure of any condition to Purchaser’s obligation to close the transaction contemplated by the Agreement. Seller will assign and Purchaser will assume the benefits and obligations arising from and after the Closing Date under those Service Contracts which Purchaser has designated will not be terminated. Seller shall terminate at Closing all Service Contracts that are not so assumed, and Seller shall pay any termination fees related thereto. If and to the extent that any such Service Contract is not terminable until a date after the Closing, notwithstanding Seller’s delivery of the appropriate termination notice, then Seller shall be responsible for all obligations under such Service Contract from the Closing Date until the effective date of termination. If Purchaser fails to notify Seller in writing on or prior to the expiration of the Inspection Period of any Service Contracts that Purchaser does not desire to assume at Closing, Purchaser shall be deemed to have rejected all such Service Contracts and Seller shall be required to terminate such Service Contracts. Notwithstanding the foregoing, Purchaser shall not have the right to assume, and Seller shall make inapplicable to the Property as of Closing, those of the Service Contracts that are designated on Exhibit “G” as national service contracts, which apply to properties owned by affiliates of Seller in addition to the Property.
2.6    Termination of Agreement. From the Effective Date until 5:00 P.M. Eastern Daylight Saving Time on June 30, 2017 (the “Inspection Period”), Purchaser shall have the right to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser or Purchaser’s permitted assignee. Purchaser shall have the right to terminate this Agreement at any time on or before said time and date of expiration of the Inspection Period by giving written notice to Seller of such election to terminate on or before the expiration of the Inspection Period. If Purchaser so elects to terminate this Agreement pursuant to this Section 2.6, Escrow Agent shall pay the Initial Earnest Money to Purchaser, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. In the event that Purchaser does not timely exercise its right of termination under this Section 2.6, Purchaser shall deliver the Additional Earnest Money to Escrow Agent in accordance with Section 1.3(b) (within one (1) Business Day after expiration of the Inspection Period). Time shall be of the essence with respect to the date on which the Additional Earnest Money is due. In the event that (i) Purchaser shall not have timely delivered the Termination Notice as set forth above, and (ii) the Additional Earnest Money is not delivered in accordance with Section 1.3(b) above, then Seller shall have the right to terminate this Agreement by giving written notice to Purchaser, whereupon Escrow Agent shall release to Seller the Initial Earnest Money and this Agreement shall be deemed terminated and of no further force and effect, and neither party shall have any other or further rights or obligations under this Agreement except for any provisions hereof that expressly survive termination. The parties acknowledge that this Agreement shall not be void or voidable for lack of mutuality.
2.7    Confidentiality. All information acquired by Purchaser or any of its designated representatives (including by way of example, but not in limitation, the officers, directors, shareholders and employees of Purchaser, and Purchaser’s engineers, consultants, counsel and potential lenders, and the officers, directors, shareholders and employees of each of them) with respect to the Property or Seller, whether delivered by Seller or any representatives of Seller or obtained by Purchaser as a result of its inspection and investigation of the Property, examination of the books, records and files of Seller in respect of the Property, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Property is suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. Prior to Closing, the terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those authorized representatives of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys and lenders, who need to know the information for the purpose of assisting Purchaser in evaluating the Property for Purchaser’s potential acquisition thereof; provided, however, that Purchaser shall have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Purchaser shall and hereby agrees to indemnify and hold Seller harmless from and against any and all actual loss, liability, cost, damage or expense (but not consequential or punitive damages) that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of the unpermitted disclosure of any of the Due Diligence Material for any purpose other than as herein contemplated and permitted. The foregoing indemnity shall not extend to disclosure of any Due Diligence Material (i) as may be required by applicable law, or (ii) that is or becomes public knowledge other than by virtue of a breach of Purchaser’s covenant under this Section 2.7. If Purchaser or Seller elects to terminate this Agreement pursuant to any provision hereof permitting such termination, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller or destroy all Due Diligence Material in the possession of Purchaser and any of its representatives, and destroy all copies, notes or abstracts or extracts thereof, as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written or electronic form) containing or reflecting any Due Diligence Material and upon Seller’s request shall promptly certify to Seller such destruction; provided, however, that Purchaser shall not be required to return or destroy any materials to the extent that Purchaser, pursuant to its record retention policy for legal or regulatory purposes, customarily retains the same and continues to treat such materials as confidential pursuant to this Section 2.7. In the event of a breach or threatened breach by Purchaser or any of its representatives of this Section 2.7, Seller shall be entitled, in addition to other available remedies, to an injunction, without the necessity of proving actual damages, restraining Purchaser or its representatives from disclosing, in whole or in part, any of the Due Diligence Material and any of the terms and conditions of this Agreement. Nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any other available remedy, in law or in equity, for such breach or threatened breach. The provisions of this Section 2.7 shall survive any termination of this Agreement.

ARTICLE 3.
CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS
3.1    Seller’s Closing Deliveries. For and in consideration of Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
(a)     Deed. A form of Special Warranty Deed from Seller conveying the Land and Improvements (the “Deed”), subject only to the Permitted Exceptions, in a form agreed to by the parties in their reasonable discretion, and executed and acknowledged by Seller. The legal description of the Land set forth in the Deed shall be based upon and conform to the legal description attached hereto as Exhibit “A”;
(b)     Assignment and Assumption of Leases. An assignment and assumption of the Leases and the obligations of Seller under certain Commission Agreements in the form attached hereto as Schedule 1 (the “Assignment and Assumption of Leases”), executed and acknowledged by Seller;
(c)    Assignment and Assumption of Service Contracts. An assignment and assumption of Service Contracts in the form attached hereto as Schedule 2 (the “Assignment and Assumption of Service Contracts”), executed by Seller;
(d)     General Assignment and Bill of Sale. An assignment and bill of sale of the Intangible Property and Personal Property of Seller in the form attached hereto as Schedule 3 (the “General Assignment”), executed by Seller;
(e)    Quitclaim. A quitclaim deed or assignment without representation or warranty of the Other Interests (as referenced in Section 1.1 of this Agreement), executed by Seller;
(f)    Seller’s Affidavit. An owner’s affidavit from Seller in a form reasonably requested by the Title Company and acceptable to Seller, to delete the standard pre-printed exception for mechanic's liens on account of work performed by Seller from the Title Commitment, and sufficient to permit the Title Company to issue the Owner's title insurance policy to Purchaser without exception for a lien under the Colorado Commercial Real Estate Brokers Commission Security Act (§§38-22.5-101, et seq. C.R.S.) to the extent of real estate commissions which under the terms of this Agreement are the obligation of the Seller, and otherwise sufficient to permit the deletion of the standard pre-printed title exceptions (with the exception of those that require delivery of a survey, which shall remain the responsibility of Purchaser);
(g)Seller’s Certificate. A certificate from Seller in the form attached hereto as Schedule 4 (“Seller’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Seller’s representations and warranties set forth in Section 4.1 hereof, with such modifications thereto as may be appropriate in light of any change in circumstance since the Effective Date or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non‑fulfillment of the condition set forth in Section 6.1(b) (unless such change was actually known to Purchaser prior to the expiration of the Inspection Period); if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
(h)FIRPTA Certificate. A FIRPTA Certificate from Seller in the form attached hereto as Schedule 5, or in such other form as applicable laws may require;

(i)Evidence of Authority. Such documentation as may reasonably be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller;
(j)Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement, signed by Seller;
(k)Leases. An original executed counterpart of each Lease, if available;
(l)Tenant Estoppel Certificates. The Tenant Estoppel Certificates, to the extent in the possession of Seller;
(m)Notice of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content as attached hereto at Schedule 8 (the “Tenant Notices of Sale”), which Purchaser shall send to the tenants under the Leases informing the tenant of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s interest in the Leases and directing that all rent and other sums payable for periods after the Closing under the Leases shall be paid as set forth in said notice;
(n)Notices of Sale to Service Contractors. Seller will join with Purchaser in executing notices, in the form attached hereto at Schedule 9 (the “Service Contractor Notices of Sale”), which Purchaser shall send to each service provider under the Service Contracts assumed by Purchaser at Closing informing such service provider of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s obligations under the Service Contracts arising after the Closing Date and directing that all future statements or invoices for services under such Service Contracts for periods after the Closing be directed to Seller or Purchaser as set forth in said notices;
(o)Termination of Property Management Agreement. A Termination of Property Management Agreement in the form as set forth at Schedule 10.
(p)Keys and Records. All of the keys to any door or lock on the Property, security codes and the original tenant files and other non-confidential books and records (excluding any appraisals, budgets, third party reports obtained by Seller in connection with the Property (other than the Existing Environmental Report), strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, reconciliation analysis and reports for lease years 2015 and 2016, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information, in the possession or control of Seller which Seller reasonably deems proprietary) relating to the Property in the possession of Seller to the extent not previously provided to Purchaser;
(q)Rent Roll. Seller will update the rent roll set forth on Exhibit “K” at Closing (and as a condition to Purchaser's obligation to close the purchase of the Property, there shall be no material changes to the rent roll at Closing unless otherwise approved by Purchaser; it being understood that a material change to the rent roll shall mean a reduction in income by more than 5% and/or a decrease in occupancy of more than 5,000 square feet, from that reflected on the initial rent roll provided to Purchaser upon the Effective Date as may be updated during the Inspection Period). If the foregoing condition is not satisfied or waived (in writing) by Purchaser prior to Closing and Purchaser elects to terminate this Agreement, Purchaser shall be entitled to a return of the Earnest Money.
(r)Other Documents. Such other documents and fees as Seller is required to deliver and pay, if any, under this Agreement or as shall be reasonably requested by Purchaser or the Title Company to effectuate the purposes and intent of this Agreement; and
(s) Possession of the Property. Possession of the Property, subject to the Permitted Exceptions.

3.2    Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a)Assignment and Assumption of Leases. An assignment and assumption of the Leases, in the form attached hereto at Schedule 1, executed and acknowledged by Purchaser;
(b)Assignment and Assumption of Service Contracts. An Assignment and Assumption of Service Contracts, in the form attached hereto at Schedule 2, executed and acknowledged by Purchaser;
(c)Purchaser’s Certificate. A certificate in the form attached hereto as Schedule 6 (“Purchaser’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Purchaser’s representations and warranties contained in Section 4.3 hereof;
(d)Notices of Sale to Tenants. Purchaser shall execute the Tenant Notices of Sale as contemplated in Section 3.1(l) hereof;
(e)Notices of Sale to Service Contractors. Purchaser shall execute the Service Contractor Notices of Sale to service providers as contemplated in Section 3.1(m) hereof;
(f)Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement, signed by Purchaser;
(g)Evidence of Authority. Such documentation as may be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Purchaser; and
(h)Other Documents. Such other documents and fees as Purchaser is required to deliver and pay under this Agreement or as shall be reasonably requested by Seller to effectuate the purposes and intent of this Agreement.
3.3    Closing Costs. Seller shall pay up to $5,000 towards Purchaser’s cost to obtain the Survey, the cost of all title examination fees and expenses and title insurance premiums payable with respect to the owner’s title insurance policy issued by the Title Company to Purchaser, and the cost of extended coverage, including a, extended coverage endorsement and a GAP endorsement, the cost of the documentary stamps or transfer taxes imposed upon the conveyance of the Property, one half of the cost of any escrow fees, the attorneys’ fees of Seller, the brokerage commission due Broker pursuant to Section 10.2 of this Agreement, the cost of recording any documents necessary to satisfy any Monetary Objections, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto.
Purchaser shall pay the costs above $5,000 of obtaining the Survey, the cost of all endorsements to Purchaser’s owner’s title insurance policy, except a extended coverage and a GAP endorsement, as applicable, the costs of issuing and title insurance premiums for any mortgagee title insurance policy obtained by Purchaser, the cost of recording any mortgage or mortgages placed on the Property, any mortgage tax, documentary stamp tax, intangibles tax or similar tax which becomes payable by reason of any security instrument caused by Purchaser to be recorded on the Property, the cost of recording the Deed and all other recording fees on all instruments to be recorded in connection with these transactions except recording costs necessary to satisfy any Monetary Objections, one half of the cost of any escrow fees, any other Closing fees, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property (including without limitation appraisal costs, environmental audit and assessment costs, and engineering review costs) and in closing and consummating the purchase and sale of the Property pursuant hereto.
3.4    Prorations and Credits. The following items in this Section 3.4 shall be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing, based upon the actual number of days in the applicable month, quarter or year:
(a)    Taxes. All real estate taxes, assessments and governmental charges, payments in lieu of taxes or assessments imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated for such calendar year or other applicable tax period between Purchaser and Seller with respect to the Property as of the Closing on the basis of the fiscal year assessed. In no event shall Seller be responsible for any Taxes relating to any period in which Seller did not own the Property. If the Closing occurs prior to the receipt by Seller of the tax bill for the Property for such calendar year or other applicable tax period in which the Closing occurs, Taxes with respect to the Property shall be prorated for such calendar year or other applicable tax period based upon the most recent mill levy and assessor’s notice of valuation received from the applicable jurisdictions. Notwithstanding the foregoing, Taxes shall not be prorated with respect to the Property if the tenant under any Lease with respect to the Property is obligated to pay the full amount of the Taxes directly to the applicable taxing authority. Sales or use taxes, if any, attributable to the sale of the Personal Property shall be paid by Seller, and no escrow or partial payment has been collected by Seller.
(b)    Reproration of Taxes. Within thirty (30) days of receipt of final bills for Taxes, the party receiving said final tax bills shall furnish copies of the same to the other party and shall prepare and present to such other party a calculation of the reproration of such Taxes based upon the actual amount of such Taxes for the year. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment of the calculation and appropriate back-up information. The provisions of this Section 3.4(b) shall survive the Closing for a period of one (1) year after the Closing Date.
(c)    Rents, Income and Other Expenses. Rents and any other amounts paid to Seller by the tenants under the Leases (and any new lease entered into in accordance with the terms of this Agreement), shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Seller and Purchaser shall prorate all rents, additional rent, common area maintenance charges, operating expense contributions, tenant reimbursements and escalations, business park association assessments, if any, and all other payments under the Leases (and any such new lease) actually received as of the Closing Date so that at Closing Seller will receive monthly basic rent payments through the day prior to the Closing Date and so that Seller will receive reimbursement for all expenses paid by Seller through the day prior to the Closing Date (including, without limitation, Taxes, unless full Taxes are paid by the Tenants) (such expenses shall be reasonably estimated if not ascertainable as of the Closing Date and then shall be re-adjusted as provided below in this Section 3.4 when actual amounts are determined). Seller shall provide the Purchaser such prorations, in writing, at least three (3) Business Days prior to the Closing Date. Seller agrees to pay to Purchaser, upon receipt, any rents or other payments by the tenants under the Leases that apply to periods after Closing and are received by Seller after Closing. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by the tenants under the Leases that apply to periods prior to Closing but which are received by Purchaser after Closing; provided, however, that any rents or other payments by such tenants received by Purchaser after Closing shall be applied first to any current amounts then owed to Purchaser by such tenant with the balance, if any, paid over to Seller to the extent of delinquencies existing on the date of Closing; provided further, such obligation to allocate any collected rents to Seller shall expire one hundred eighty (180) days after Closing. Purchaser shall accept from the tenants on behalf of Seller, but shall have no obligation to collect, any rents or other charges payable with respect to the Leases or any portion thereof which are unpaid as of the Closing Date or are delinquent or past due as of the Closing Date. Seller waives any right to take any actions to collect delinquent rent from any of the tenants of the Improvements on and after the Closing Date; provided, however, that the foregoing waiver shall not apply to tenants of the Improvements who no longer lease or occupy space in the Improvements. Subject to the limitations of this Section, upon collection of any such unpaid, delinquent or past due amounts, Purchaser shall promptly remit the same to Seller. Purchaser will keep Seller reasonably apprised of the progress of any such collection efforts by Purchaser on behalf of Seller. The provisions of this Section 3.4(c) shall survive the Closing.

(d)    Utilities. Seller shall receive a credit at Closing for assignable utility deposits, if any, which are assigned to Purchaser. Seller and Purchaser shall undertake commercially reasonable efforts to cause all utility meters with respect to utility charges which are not payable by tenants to be read as of the day prior to the Closing Date, together with Seller cancelling such utility account and Purchaser opening a new utility account, and Seller shall pay all charges for those utilities payable by Seller with respect to the Property which have accrued to and including the day prior to the Closing Date and Purchaser shall pay all such expenses accruing as of and after the Closing Date.
(e)    Tenant Inducement Costs; Overages. For all Leases in effect as of the Effective Date, Seller shall pay the following to the extent set forth on Exhibit “J” hereto (i) all out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, and refurbishment costs (collectively, “Tenant Inducement Costs”), (ii) leasing commissions payable under the Leases, and (iii) any free rent tenants are entitled to receive under the Leases, specifically including, but not limited to free rent granted to Charter Communications. If the amounts set forth on Exhibit “J” have not been paid in full on or before Closing, Purchaser shall receive a credit at Closing against the Purchase Price in the aggregate amount of all such amounts set forth on Exhibit “J” remaining unpaid and for which the respective tenant(s) still has the right to receive under its Lease, and Purchaser shall assume the obligation to pay Tenant Inducement Costs, leasing commissions and free rent under the Leases after Closing. Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions and free rent (i) as a result of any renewals or extensions or expansions of the existing Leases or any new leases entered into after the Effective Date hereof and for which Purchaser received written notice thereof prior to the expiration of the Inspection Period; provided, however, that if the commencement of the renewal or extension term, or rent commencement date for any expansion space or new lease, occurs prior to the Closing Date, Seller shall remain responsible for its share thereof (based on a straight line amortization), with a final proration between Seller and Purchaser on settlement statements at Closing, and (ii) any renewals or extensions or expansions of the existing Leases or any new leases entered into after expiration of the Inspection Period and approved or deemed approved by Purchaser in accordance with Section 5.1(a) hereof. If at Closing there exists Tenant Inducement Costs unclaimed by any tenant, which if remaining unclaimed after the passing of time would be forfeited by tenant, then the amount of such Tenant Inducement Costs shall be escrowed with the Escrow Agent at Closing and paid to Purchaser upon tenant making a timely claim therefor pursuant to the applicable Lease. Any Tenant Inducement Costs so escrowed and for which the time for the tenant to claim such amounts under the applicable Lease passes shall be remitted to Seller. The provisions of this Section 3.4(e) shall survive the Closing.
(f)    Operating Expenses. Installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable by Seller as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price. Within sixty (60) days after the Closing, Purchaser and Seller will make a further adjustment for such expenses which may have accrued or been incurred prior to the Closing Date, but which were not paid as of the Closing Date. The provisions of this Section 3.4(f) shall survive the Closing.
(g)    Year End Reconciliation. In addition, within ninety (90) days after the close of the calendar year used in calculating the pass-through to the tenants of operating expenses and/or common area maintenance costs under any Lease (where such calendar year includes the Closing Date), Purchaser shall, with Seller’s reasonable cooperation and contingent upon receipt of any information held by Seller and not in the possession of Purchaser and reasonably necessary to such obligation, compile all additional rent, common area maintenance charges and costs, operating expense contributions, and operating expenses actually received and paid by Purchaser and Seller for such calendar year, then prorate the adjusting payment

(due to/due from the tenants) solely based on the number of days during such calendar year each party owned the Property and without regard to the actual expenses incurred by Seller or Purchaser, and shall prepare a reconciliation thereof for Seller’s reasonable review. For the avoidance of doubt, total operating expenses due from the tenants during the calendar year in which the Closing occurred will be calculated without regard to the fact that the Property was sold during the year.  The resulting recovery amounts due from or due to tenants for the year in which the Closing occurred will then be prorated between Purchaser and Seller based on the number of days during that year that each party owned the Property.  In the event that any reconciliation shows that either Seller or Purchaser is owed an adjusting payment, then the party owing such payment shall promptly remit the same. The provisions of this Section 3.4(g) shall survive the Closing.
(h)    Tenant Security Deposits (Cash or Letters of Credit). All tenant cash security deposits in Seller’s possession (and interest thereon if required by law or contract to be earned thereon), and not theretofore applied to tenant obligations under the Leases, shall be transferred or credited to Purchaser at Closing or placed in escrow if required by law. In the event any security deposits are in the form of a letter of credit, Seller shall (i) at Closing execute and deliver to Purchaser such instruments as the issuers of such letters of credit shall reasonably require in order to transfer the same to Purchaser, and (ii) after Closing, Seller shall cooperate with Purchaser to change the named beneficiary under such letters of credit to Purchaser so long as Seller does not incur any additional liability or expense in connection therewith. Purchaser shall be liable for the payment of any fees imposed by the issuer of any letter of credit to be transferred. The provisions of this section shall survive the Closing.
(i)    Property Tax Appeals. Seller shall continue to control property tax appeals, if any, currently in progress involving the Property relating to tax years prior to the current year (“Pending Tax Appeals”), and Seller shall remain responsible for any and all fees, costs or commissions relating to such Pending Tax Appeals. Any real estate tax refunds or rebates which apply to tax years prior to 2017 shall remain the property of Seller except to the extent required to be paid to Tenant pursuant to the terms of the Leases. Purchaser agrees to remit to Seller any rebates resulting from such appeals and received by Purchaser for periods prior to the Closing. Any rebates or refunds resulting from such Pending Tax Appeals shall first be used to reimburse Seller for the out-of-pocket attorneys’ fees and other collection costs actually incurred or payable by Seller in obtaining such tax rebates or refunds, and then shall be handled in accordance with and pursuant to the Leases. Any such rebates or refunds that are not required to be delivered to the tenants pursuant to the Leases, if any, shall be prorated between Seller and Purchaser as of the Closing Date. The provisions of this section shall survive the Closing.
ARTICLE 4.
Representations, Warranties AND OTHER AGREEMENTS
4.1    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:
(a)    Organization, Authorization and Consents. Seller has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms and provisions of this Agreement, to engage in the transaction contemplated in this Agreement, and to perform and observe all of the terms and provisions hereof, and Seller is a duly organized and validly existing general partnership under the laws of the State of Georgia, qualified to do business in the jurisdiction where the Property is located.
(b)    Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the individuals executing this Agreement on behalf of Seller have the right, power and authority to do so, and upon the execution and delivery of any document to be delivered by

Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
(c)    No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.
(d)    Litigation. Except as disclosed on Exhibit “F” attached hereto, Seller has not received written notice of any pending, suit, action or proceeding, or to Seller’s knowledge there is no threatened or pending, suit, action or proceeding, which (i) affects the Property, (ii) questions the validity of this Agreement, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof that has not already been settled.
(e)    Leases. Other than the Leases listed on Exhibit “E” attached hereto, Seller has not entered into any contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser or the Property after the Closing. The Leases constitute the entire agreement between Seller and the tenant thereunder. The Rent Roll attached as Exhibit “K” is the Rent Roll used by Seller in the ordinary course of operating the Property. Except as set forth in Exhibit “F” attached hereto, Seller has not given or received any written notice of any party’s default under any Lease which remains uncured.
(f)    Leasing Commissions. Except as disclosed in Exhibit “C” attached hereto (the “Commission Agreements”), Seller is not a party to any lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof, and all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements with respect to the Property as of the date hereof and at the Closing have been or shall be paid in full. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the payment of all leasing commissions payable for (i) any renewals or extensions or expansions of the existing Leases or any new leases entered into after the Effective Date hereof and for which Purchaser received written notice thereof prior to the expiration of the Inspection Period, and (ii) any renewals or extensions or expansions of the existing Leases or any new leases entered into after expiration of the Inspection Period and approved or deemed approved by Purchaser in accordance with Section 5.1(a) hereof.
(g)    Management Agreement. Except for that certain management agreement more particularly described on Exhibit “G” attached hereto and made a part hereof (the “Management Agreement”), there is no agreement currently in effect relating to the management of the Property; and Seller shall cause such Management Agreement to be terminated as of the Closing Date upon the form attached hereto as Schedule 10.
(h)    Compliance with Laws. Except as disclosed in Exhibit “F”, the Due Diligence Deliveries or the Exiting Environmental Report, Seller has received no written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances regulation, requirement, covenant, condition or restriction relating to the Property, or other legal requirements with respect to the Property where such violations remain outstanding, and Seller has no knowledge of any similar pending or threatened violation.
(i)     Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
(j)    No Bankruptcy. Seller has not made, and does not anticipate making, a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of any of Seller’s assets, suffered the attachment or other judicial seizure of any of Seller’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
(k)    OFAC. (i) Neither Seller, nor to Seller’s knowledge, any of Seller’s partners, officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Seller’s knowledge, Seller is not owned or controlled, directly or indirectly by the government of any country that is subject to a United States Embargo; (iii) to Seller’s knowledge, Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Seller’s knowledge, Seller is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation.
(l)     Reconciliations. Seller’s landlord reconciliation for all pass the tenant pass-through expenses, including the operating expenses and/or common area maintenance costs under any Lease for January 1, 2016, through December 31, 2016, has been completed and circulated to all tenants within the Property in accordance with their Leases.
The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed made as of the date hereof and remade by Seller as of the Closing Date in all material respects, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in the certificate of Seller to be delivered pursuant to Section 3.1(g) hereof, and shall survive for the period set forth in Section 9.4 hereof. Seller shall promptly advise Purchaser in writing if, subsequent to the Effective Date and prior to the Closing, it acquires actual knowledge that any of the representations and warranties set forth in this Section 4.1 are no longer true or correct in any material respect.
Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Seller to Purchaser at the Closing, Seller has not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on behalf of Seller, or otherwise, including, without limitation, the physical condition of the Property, the financial condition of the tenants under the Leases, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, past or future economic performance of the tenant or the Property, and any other information pertaining to the Property or the market and physical environments in which the Property is located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Property and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, including those made (or purported to be made) by Seller or anyone acting or claiming to act on behalf of Seller, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing. Purchaser will inspect the Property and become fully familiar with the physical condition thereof and, subject to the terms and conditions of this Agreement, shall purchase the Property in its “as is, where is” condition, “with all faults,” on the Closing Date. The provisions of this Section 4.1 shall survive the Closing.
4.2    Knowledge Defined. All references in this Agreement to the “knowledge of Seller” or “to Seller’s knowledge” shall refer only to the actual knowledge of Keith Willby, in the capacity as Vice President-Capital Markets, for Seller. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, director, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on the individual named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individual named above arising out of any representations or warranties made herein or otherwise.
4.3.    Representations and Warranties of Purchaser.
(a)    Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Wisconson. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.
(b)    Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the individuals executing this Agreement on behalf of Purchaser have the right, power and authority to do so, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
(c)    No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.
(d)    Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
(e)    No Bankruptcy. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of any of Purchaser’s assets, suffered the attachment or other judicial seizure of any of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
(f)    OFAC. (i) Neither Purchaser, nor to Purchaser’s knowledge, any of Purchaser’s owners, or any officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Purchaser’s knowledge, Purchaser is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; (iii) to Purchaser’s knowledge, Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Purchaser’s knowledge, Purchaser is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation.
The representations and warranties made in this Agreement by Purchaser (i) shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date, and (ii) shall survive the Closing for the period set forth at Section 9.4 hereof. The provisions of this section shall survive the Closing.
ARTICLE 5.
COVENANTS
5.1.    Covenants and Agreements of Seller.
(a)    Leasing Arrangements. If after the Effective Date and prior to expiration of the Inspection Period, Seller enters into any new lease, or modifies, amends, or terminates any existing lease for the Property (the foregoing being collectively referred to as the "New Leasing Activities"), Seller shall deliver to Purchaser copies of written proposals for New Leasing Activities within three (3) Business Days of receipt thereof, and shall promptly deliver to Tenant true and correct copies of all final agreements and related materials in Seller’s possession pertaining to the New Leasing Activities within three (3) Business Days of execution thereof. Upon expiration of the Inspection Period, Seller will not enter into any lease affecting the Property, or modify or amend in any respect, or terminate, the existing Leases without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned. Such approval shall be deemed given unless withheld by written notice to Seller given within three (3) Business Days after Purchaser’s receipt of Seller’s written request therefor. Each request for approval from Seller shall be accompanied by a copy of the terms of any proposed modification or amendment of an existing Lease or of any new lease that Seller wishes to execute between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Inducement Costs and leasing commissions associated with any proposed renewal or expansion of any existing Lease or with any such new lease, as well as any additional information regarding such proposed transaction as Purchaser may reasonably request.
In addition, at Closing, Purchaser shall reimburse Seller for all Tenant Inducement Costs and leasing commissions and free rent provided by Seller prior to Closing (i) as a result of any renewals or extensions or expansions of the existing Leases or any new leases entered into after the Effective Date hereof and for which Purchaser received written notice thereof after the Effective Date, but prior to the expiration of the Inspection Period, and (ii) as a result of any renewals or extensions or expansions of the existing Leases or any new leases entered into after the expiration of the Inspection Period and approved or deemed approved by Purchaser in accordance with this Section 5.1(a). Purchaser shall assume any such renewed or extended or expanded existing Leases, and any new leases, and shall assume the obligations of Seller thereunder, including the obligation to pay any Tenant Inducement Costs and leasing commissions and provide free rent.
(b)    New Contracts. Upon the expiration of the Inspection Period, Seller will not enter into any Service Contract, or modify, amend, renew or extend any existing Service Contract, that will be an obligation affecting the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably), except Service Contracts entered into in the ordinary course of business that are terminable by Seller without cause (and without penalty or premium) prior to the Closing.
(c)    Operation of Property. During the pendency of this Agreement, Seller shall continue to operate and maintain the Property in a good and businesslike fashion generally consistent with Seller’s past practices. Such maintenance obligation does not include capital expenditures.
(d)    Insurance. During the pendency of this Agreement, Seller shall, at Seller’s expense, continue to maintain the insurance currently carried by Seller.
(e)    Tenant Estoppel Certificates. No later than ten (10) days prior to Closing, Seller shall complete and provide to Purchaser for its reasonable approval a tenant estoppel certificate for each tenant under the Leases, with such estoppel certificate to contain such terms or items that are expressly required by the Lease to be included in an estoppel to the landlord or prospective purchaser thereunder and to otherwise be in substantially the form attached hereto at Schedule 7 or on the form required by the applicable Lease (each, a “Tenant Estoppel Certificate”). If Purchaser fails to object to any such completed certificate within three (3) days of Purchaser’s receipt thereof, then Purchaser shall be deemed to have approved such certificate for delivery to the applicable tenant. Seller shall use commercially reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser, prior to Closing, the requisite Tenant Estoppel Certificates from each tenant under the Leases, provided, however, that delivery of such signed Tenant Estoppel Certificates shall be a condition of Closing only to the extent set forth in Section 6.1(c) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificates (Seller having used its commercially reasonable efforts as set forth above as to the tenants under Leases) be a default of Seller hereunder. Purchaser shall cooperate with Seller in its efforts to obtain the Tenant Estoppel Certificates, including, if required by any Lease, signing a written request to the tenants for a Tenant Estoppel Certificate.
(f)     SNDAs. If Purchaser provides to Seller subordination, non-disturbance and attornment agreements ("SNDAs") addressed to Purchaser's lender in a commercially reasonable form satisfactory to Purchaser's lender, completed in accordance with the applicable Leases, Seller agrees to promptly provide following the expiration of the Inspection Period the SNDAs to the Tenants at their premises located within the Improvements requesting that they be completed and returned to Purchaser (or Purchaser's lender, or the Title Company as otherwise specified in the SNDAs or any accompanying transmittal or instruction letter prepared by Purchaser), and, if requested, use commercially reasonable efforts to obtain executed SNDAs prior to Closing. Seller agrees to use commercially reasonable efforts to follow up with the Tenants with respect to the execution of the SNDAs and may direct any inquiries or comments received from the Tenants to the Purchaser. In no event shall Seller have any obligation to incur any costs or expenses in connection with the delivery of the SNDAs and in no event shall the failure or refusal of any Tenant to execute a SNDA constitute a breach or default on the part of the Seller or constitute a failure of a condition precedent to Purchaser’s obligation to close the transaction contemplated by this Agreement.

(g)    Partial Year Reconciliation. Seller shall prepare a Seller's reconciliation of the taxes, common area charges, utilities, insurance and management or administrative fees, however denominated under the tenant Leases, for the period from January 1, 2017 to the day immediately prior to the date of Closing, and shall deliver a copy of the same to Purchaser within thirty (30) days of Closing Date, for Purchaser's review.
(h)     No Settlement of Tax Contests. Upon the expiration of the Inspection Period, Seller shall not withdraw, settle or compromise any tax protest or reduction proceedings on the Property without Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed) if such proceedings relate to taxes payable on or after Closing.
ARTICLE 6.
CONDITIONS TO CLOSING
6.1    Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated by this Agreement shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing (or at such earlier time as may be provided below), any of which may be waived by Purchaser in its sole discretion at or prior to the Closing Date:
(a)Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement;
(b)All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, (subject to being updated as provided in Section 3.1(f) hereof);
(c)Tenant Estoppel Certificates from each tenant under the Leases (collectively, the “Required Estoppel Certificates”) shall have been delivered to Purchaser prior to the Closing Date, with such Required Estoppel Certificates to be dated within forty-five (45) days prior to the Closing Date. If Purchaser fails to object to any Tenant Estoppel Certificate as returned and executed by the applicable tenant within three (3) Business Days of Purchaser’s receipt of a copy thereof or written notice of Seller’s inability to obtain any Tenant Estoppel Certificate, then Purchaser shall be deemed to have approved and accepted such returned and executed certificate. If a tenant is required or permitted under the terms of any Lease to provide less information or to otherwise make different statements in an estoppel certificate than are set forth on the Tenant Estoppel Certificate at Schedule 7, then Purchaser shall accept any modifications made to a Tenant Estoppel Certificate to the extent that such modifications are consistent with the minimum requirements set forth in the applicable Lease. Any material defaults, disputes, or discrepancies raised by any tenant in any Tenant Estoppel Certificate and objected to by Purchaser within three (3) Business Days of Purchaser’s receipt of a copy of such modified Tenant Estoppel Certificate shall be resolved between the applicable Tenant and Seller prior to Closing, and in the absence of such resolution, Purchaser shall have the right to terminate this Agreement and receive immediate refund of the Earnest Money by written notice given to Seller on or before the fifth (5th) Business Day following Landlord's notification of its inability to resolve such objection, or one (1) Business Day prior to the Closing Date, whichever shall first occur. If Purchaser does not elect to terminate as set forth in this Section 6.1(c) and proceeds with the purchase of the Property on the Closing Date, Purchaser shall be deemed to have accepted all matters identified in the Tenant Estoppel Certificates, and Seller shall have no obligations or liabilities with respect to the same, or for resolution of any defaults, disputes or discrepancies, unless otherwise expressly agreed in writing between Seller and Purchaser; and
(d)The Title Company shall at Closing have delivered or irrevocably committed itself in writing to deliver to Purchaser an ALTA Form owner's title insurance policy with owner’s extended coverage endorsement in the amount of the Purchase Price insuring Purchaser as owner of the Property, subject only to the Permitted Exceptions (the “Title Policy”). Purchaser may request that the Title Company provide such endorsements to Purchaser’s Title Policy as Purchaser may require; provided, however, Purchaser acknowledges and agrees that (i) such endorsements shall be at no cost to Seller (except the cost of any owner’s extended coverage endorsement or GAP endorsement), and shall impose no additional liability on Seller (excepting Title Company’s standard closing affidavit), (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to Closing without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request for endorsements.
(e)In the event any condition in clause (a), (b), (c) or (d) of this Section 6.1 has not been satisfied (or otherwise waived by Purchaser) prior to or on the Closing Date (as the same may be extended or postponed as provided in this Agreement), Purchaser shall have the right, in its sole discretion, to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon Escrow Agent shall return the Earnest Money to Purchaser, and except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If the failure of any condition precedent to Purchaser’s obligation to close set forth in this Section 6.1 arises as a result of a default by Seller under this Agreement, then Purchaser shall have the remedies available to Purchaser in Section 8.2 hereof.
6.2    Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transactions contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing (or at such earlier time as may be provided below), any of which may be waived by Seller in Seller’s sole discretion by written notice to Purchaser at or prior to the Closing Date:
(a)Purchaser shall have paid and Seller shall have received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, which Purchase Price shall be payable in the amount and in the manner provided for in this Agreement;
(b)Purchaser shall have performed, in all material respects, all covenants, agreements and undertakings of Purchaser contained in this Agreement; and
(c)All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, (subject to being updated as provided in Section 3.2(c) hereof).
(d)In the event any condition in this Section 6.2 has not been satisfied (or otherwise waived by Seller) prior to or on the Closing Date (as the same may be extended or postponed as provided in this Agreement), Seller shall have the right, in its sole discretion, to terminate this Agreement by written notice to Purchaser given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser, and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If the failure of any condition precedent to Seller’s obligation to close set forth in this Section 6.2 arises as a result of a default by Purchaser under this Agreement, then Seller shall have the remedies available to Seller in Section 8.1 hereof.
6.3    Investment Committee Approval. The obligations of Seller to consummate the transactions contemplated hereunder shall also be subject to Seller’s Investment Committee approving such transactions in its sole and absolute discretion no later than June 16, 2017 (the “Seller Approval Date”). If Seller notifies Purchaser in writing of such approval on or before the Seller Approval Date, this contingency shall be deemed waived and be of no further force or effect. If Seller does not notify Purchaser in writing of such approval on or before the Seller Approval Date, then this Agreement shall automatically terminate, Escrow Agent shall pay the Initial Earnest Money to Purchaser, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this

Agreement, no party hereto shall have any other or further rights or obligations under this Agreement, except that Seller shall reimburse Purchaser for Purchaser’s actual, out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the transaction contemplated by this Agreement, up to a maximum amount of $15,000, as reasonably demonstrated to Seller (e.g., with copies of invoices, paid receipts, etc.).
ARTICLE 7.
RISK OF LOSS
7.1    Property Damage. Risk of loss up to the Closing Date shall be borne by Seller. However, in the event of any immaterial property damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and at the Closing Seller will grant Purchaser a credit at Closing for the amount due Seller as a result of such property damage or destruction. In connection with any such property damage, Purchaser shall cooperate with Seller in connection with the Seller’s pursuit of its claim for recovery under its property insurance policies, including, without limitation, providing reasonable access to the Improvements to Seller’s insurance adjusters and other third parties. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction of the Property which can be repaired or restored at or below a cost of $500,000 as determined by an architect or engineer selected by Seller and reasonably acceptable to Purchaser.
In the event of any material property damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within the earlier of twenty (20) days after Purchaser is notified by Seller of such property damage or destruction, or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, and Seller will assign to Purchaser at the Closing the rights of Seller to receive any insurance proceeds (excluding any rent loss insurance applicable to the period on or prior to the Closing Date) due Seller as a result of such property damage or destruction (less any amounts reasonably expended for repair or restoration or for collection of proceeds), Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies, and Purchaser shall cooperate with Seller in connection with Seller’s pursuit of its claim for recovery under its property insurance policies, including, without limitation, providing reasonable access to the Improvements to Seller’s insurance adjusters and other third parties. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein. The terms of this Section 7.1 shall survive Closing.
7.2    Condemnation. If, prior to the Closing Date, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser prompt written notice of such Taking. In the event of any immaterial Taking with respect to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement. For purposes of this Agreement, the term “immaterial Taking” shall mean such instances of Taking of the Property: (i) (X) which do not result in a decrease below the amount required by law or under the Leases in the number of parking spaces at the Property (taking into account the number of additional parking spaces that can be provided within 120 days of such Taking); and (Y) which are not so extensive as to allow any tenant under the Leases to terminate its Lease or abate or reduce rent payable thereunder; or (ii) with a estimated value in excess of $300,000.
In the event of any material Taking of the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten (10) days after receipt of notice of such material Taking from Seller, elect to terminate this Agreement, or Purchaser may choose to proceed to close. If Purchaser chooses to terminate this Agreement in accordance with this Section 7.2, then the Earnest Money shall be returned promptly to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking” shall mean all instances of a Taking that are not immaterial, as defined herein.
If Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 7.2, and provided that the Inspection Period has expired, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case. The terms of this Section 7.2 shall survive Closing.
ARTICLE 8.
DEFAULT AND REMEDIES
8.1    Purchaser’s Default. If Purchaser fails to consummate the transaction contemplated by this Agreement for any reason other than the default of Seller, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser or Seller of an express right of termination granted herein, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of the probable loss of Seller in the event of default by Purchaser. The retention by Seller of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is the sole and exclusive remedy of Seller in the event of default hereunder by Purchaser, and Seller, upon receipt of the Earnest Money and all costs incurred to receive the same, hereby waives and releases any right to (and hereby covenants that it shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 2.1(c), 2.1(d), 2.7 and 10.2 of this Agreement or for Purchaser’s obligation to pay to Seller all attorney’s fees and costs of Seller to enforce the provisions of this Section 8.1. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds the actual damages of Seller or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

8.2    Seller’s Default. If Seller fails to consummate the transaction contemplated by this Agreement for any reason other than Purchaser’s default, failure of a condition to Seller’s obligation to close, or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money from Escrow Agent and Seller shall reimburse Purchaser for Purchaser’s actual, out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the transaction contemplated by this Agreement, up to a maximum amount of $50,000, as reasonably demonstrated to Seller (e.g., with copies of invoices, paid receipts, etc.) (such amount, the “Diligence Reimbursement”), which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of the obligation of Seller to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement. Except as set forth in the next sentence of this Section 8.2, Purchaser expressly waives its rights to seek damages in the event of the default of Seller hereunder. In the event Seller deliberately or willfully refuses or fails to consummate Closing in violation of the terms of this Agreement, by selling the Property to a third party rather than to Purchaser, and as a result thereof specific performance is not an available remedy to Purchaser, then in addition to the remedies provided in this Section 8.2, Purchaser may bring an action against Seller for Purchaser’s actual damages incurred (but not consequential or punitive damages) as the result of Seller conveying the Property to such third party; provided, however, Purchaser’s damages (as proven in such action) shall not exceed three (3) times the difference in the Purchase Price set forth herein and the purchase price received by Seller in a sale of the Property to a third party. Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction, on or before forty-five (45) days following the date upon which the Closing was to have occurred.
ARTICLE 9.
INDEMNIFICATION
9.1    Indemnification by Seller. Following the Closing and subject to Sections 9.3 and 9.4, Seller shall indemnify and hold Purchaser harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), to the extent arising out of (a) any breach of any representation or warranty of Seller contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement (each, a “Closing Document”), and (b) any breach of any covenant of Seller contained in this Agreement or any Closing Document which survives the Closing.
9.2    Indemnification by Purchaser. Following the Closing and subject to Sections 9.3 and 9.4, Purchaser shall indemnify and hold Seller harmless from any and all Losses to the extent arising out of (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement or in any Closing Document which survives the Closing.
9.3    Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 9.1, (a) Seller shall not be required to indemnify Purchaser or any Purchaser-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 9.1 above exceeds $40,000 (the “Basket Limitation”), at which point Seller shall have liability for the total amount for which an indemnity would be payable by Seller, (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 9.1 above exceed in the aggregate $600,000 (the “Cap Limitation”), (c) if prior to the Closing, Purchaser obtains knowledge in writing of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement, or if any of the Due Diligence Material contains information that is inconsistent with any representation, warranty or covenant of Seller contained in this Agreement (collectively, a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 9 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 3.3, Section 3.4 or Section 10.2 of this Agreement.
9.4    Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for 270 days after the Closing Date, unless a longer or shorter survival period is expressly provided for in this Agreement, and provided that prior to the date that is 270 days after the Closing Date, Purchaser or Seller, as the case may be, delivers written notice to the other party of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within ninety (90) days after the giving of such notice.
9.5    Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement or any Closing Document which expressly survives the Closing shall be the indemnifications provided for under Section 2.1(d), Section 10.2, and this Article 9. In no event shall Purchaser file any lis pendens, injunction or other form of attachment against the Property.
ARTICLE 10.
MISCELLANEOUS
10.1    Assignment. This Agreement may not be assigned by Purchaser without the written consent of Seller (and any transfer, directly or indirectly, of any stock, partnership interest, membership interest or other ownership interest in Purchaser shall be deemed an assignment requiring Seller’s consent), except that this Agreement and all of Purchaser’s rights hereunder may be transferred and assigned to any entity controlled by, or under common control of, Purchaser on not less than ten (10) Business Days’ notice to Seller, and provided further that despite any such assignment, the Tenant Estoppel Certificates shall not be required to be updated to reflect the name of such assignee. Any assignee or transferee under any such assignment or transfer by Purchaser as to which the written consent of Seller has been given or as to which the consent of Seller is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement (whether arising or accruing prior to or after the assignment or transfer) by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption agreement shall expressly so provide. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.
10.2    Brokerage Commissions. Upon the Closing, and only in the event the Closing occurs, Seller shall pay a brokerage commission to Jones Lang LaSalle (“Broker”), pursuant to a separate agreement between Seller and Broker. Broker is representing Seller in this transaction. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller, including any claim asserted by Broker. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser. This Section 10.2 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement.
10.3    Notices. Any notice required or permitted to be given hereunder shall be deemed to be given (i) when personally delivered, (ii) two (2) Business Days after the date of posting if transmitted by United States mail, as registered or certified matter, return receipt requested, and postage prepaid, (iii) the date of transmission with confirmed answer back if transmitted by facsimile (if sent by telecopier prior to 5:00 p.m. Eastern time on a Business Day), (iv) one (1) Business Day after pick-up if transmitted by nationally recognized overnight courier service, or (v) the date sent if sent by electronic mail prior to 5:00 p.m. Eastern time on a Business Day, provided that to be effective any notice given pursuant to one of the methods described in clauses (iii) and (v) must also be sent by the method described in clause (iv), in each case addressed to the parties at their respective addresses referenced below:
PURCHASER:        Hendricks Commercial Properties, LLC
525 Third Street, Suite 300
Beloit, WI 53511
Attn: Robert Gerbitz, President and CEO
Facsimile No.: 608-364-0172
Email: John.Gackstetter@hendricksgroup.net

With a copy to:        Fairfield and Woods, P.C.
1801 California Street, Suite 2600
Denver, CO 80202
Attn: Rita M. Connerly
Facsimile No.: 303-830-1033
Email: rconnerly@fwlaw.com

SELLER:            Wells Fund XIII - REIT Joint Venture Partnership
c/o Piedmont Office Realty Trust, Inc.
11695 Johns Creek Parkway - Suite 350
Johns Creek, GA 30097-1523
                    Attention: Keith Willby
Facsimile: 770.418.8734
Email: keith.willby@piedmontreit.com

with a copy to:            Wells Fund XIII - REIT Joint Venture Partnership
                c/o Piedmont Office Realty Trust, Inc.
11695 Johns Creek Parkway - Suite 350
Johns Creek, GA 30097-1523
                    Attention: Thomas A. McKean, Esq.
Facsimile: 770.418.8711
Email: tom.mckean@piedmontreit.com

ESCROW AGENT:        Chicago Title Insurance Company
5565 Glenridge Connector
Suite 300
Atlanta, GA  30342
Attention: Ms. Laura W. Kaltz
Email:    laura.kaltz@fntg.com

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Telephone numbers are for informational purposes only. Effective notice will be deemed given only as provided above. Purchaser’s and Seller’s counsel may send notices on behalf of Purchaser and the Seller, respectively.
10.4    Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the tenants under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.
10.5    Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.
10.6    Publicity. Seller and Purchaser each hereby covenant and agree that (a) prior to the Closing neither Seller or Purchaser shall issue any press release or similar public statement with respect to the transaction contemplated by this Agreement (a “Press Release”) without the prior written consent of the other, except to the extent required by applicable law, and (b) after the Closing, any Press Release issued by either Seller or Purchaser shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed and such response shall be provided within two (2) Business Days after submission of a draft of the Press Release to the other party for review), except to the extent required by applicable law. If either Seller or Purchaser is required by applicable law to issue a Press Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Press Release to the other party for its review; provided, however, if such disclosure required by law will be contained in any disclosure documents required by the Securities and Exchange Commission, then neither party shall be required to deliver a copy of the proposed disclosure to the other party or obtain the consent of the other party. Except to the extent required by applicable law, the terms and conditions contained in this Agreement shall not be disclosed to any third parties other than to those authorized representatives of the parties and their accountants, professionals, consultants, attorneys and lenders, who need to know the information for the purpose of consummating the closing of the Property contemplated in the Agreement. The provisions of this section shall survive the Closing or the earlier termination of this Agreement.
10.7    Discharge of Obligations. The acceptance by Purchaser of the Deed hereunder shall be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser herein and every agreement and obligation on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants and agreements which are specifically provided in this Agreement to survive Closing.
10.8    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.
10.9    Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
10.10    Sale Notification Letters to Tenants and Service Providers. Notwithstanding Section 10.6, promptly following the Closing, Purchaser shall deliver the Tenant Notice of Sale to the tenants under the Leases, and the Service Contractor Notices of Sale to each service provider, the obligations under whose respective Service Contracts Purchaser has assumed at Closing.
10.11    General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof, and no representations, inducements, promises, or agreements, oral or written, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by Seller and Purchaser. Subject to the provisions of Section 10.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed, interpreted and enforced under the laws of the State where the Property is located. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.
10.12    Attorneys’ Fees. If either party institutes a legal action against the other relating to this Agreement or any default hereunder, the substantially prevailing party shall be entitled to an award of all reasonable expenses of prosecuting or defending such action, including without limitation reasonable attorneys’ fees and disbursements and court costs. The obligations under this Section 10.12 shall survive the Closing or earlier termination of this Agreement.
10.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or electronic mail, and the signature page of either party to any counterpart may be appended to any other counterpart.
10.14    Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.
10.15    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.16    Covenant Not To Record. Purchaser will not record this Agreement or any memorandum thereof, and any such recording shall constitute a default by Purchaser hereunder.
10.17    Time is of the Essence. Time is of the essence with respect to all of the terms and conditions set forth in this Agreement.
10.18    Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange (such payment obligation shall survive Closing or any termination of this Agreement). Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.
10.19    Certain Definitions
(a.)“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the state where the Property is located are authorized by law or executive action to close.
(b.)“Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree now or hereafter relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §§9601 et seq., the federal Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 et seq., the federal Water Pollution Control Act (“CWA”), 33 U.S.C. §§1251 et seq., the federal Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act (“TSCA”), 7 U.S.C. §§ 136 et seq., the Safe Drinking Water Act (“SDWA”), 42 U.S.C. §§ 300f et seq., the Occupation Safety and Health Act of 1970 (the “OSHA Act”), 29 U.S.C. §§ 651 et seq., the Noise Control Act (42 U.S.C. § 4901 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.
(c.)“Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).

[Signatures begin on following page]

SIGNATURE PAGE TO
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
Wells Fund XIII - REIT Joint Venture Partnership (“SELLER”)
AND
Hendricks Commercial Properties, LLC (“PURCHASER”)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

Wells Fund XIII-REIT Joint Venture Partnership, a Georgia joint venture partnership

By: Wells Real Estate Fund XIII, L.P.,
a Georgia limited partnership

By: Wells Capital, Inc.,
a Georgia corporation, as General Partner
By: /s/ Randy A. Simmons
Name: Randy A. Simmons
Title: Senior Vice President

By: Piedmont Operating Partnership, LP,
a Delaware limited partnership

By: Piedmont Office Realty Trust, Inc.,
a Maryland corporation, its sole General Partner

By: /s/Carrol A. Reddic, IV
Name: Carrol A. Reddic, IV
Title: Executive Vice President

PURCHASER:

Hendricks Commercial Properties, LLC, a Wisconsin limited liability company

By: /s/ Diane M. Hendricks
Name:    Diane M. Hendricks
Title:    Manager and Chairperson of the Board